EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Youbet.com, Inc.
Woodland Hills, California

We consent to the incorporation by reference in the registration statements of Youbet.com, Inc. on Form S-3 (File Nos. 333-126131 and 333-39488) and on Form S-8 (File Nos. 333-137061, 333-125576, 333-114390 and 333-88047) of our reports dated March 9, 2007, included in this Annual Report on Form 10-K, on the consolidated financial statements of Youbet.com, Inc. and Subsidiaries as of December 31, 2006 and 2005, and for each of the three years ended December 31, 2006, 2005 and 2004, and on management’s assessment of and on the effectiveness of internal control over financial reporting as of December 31, 2006.

PIERCY BOWLER TAYLOR & KERN
/s/ Piercy, Bowler, Taylor & Kern
Certified Public Accountants & Business Advisors
A Professional Corporation
Las Vegas, Nevada
March 12, 2007